Pricing Supplement dated December 19, 2008
          to the Product Prospectus Supplement dated November 12, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

       [RBC LOGO]                $712,000
                                 Royal Bank of Canada

                                 Buffered Bullish Enhanced Return Notes
                                 Linked to the S&P GSCI(TM) Crude Oil Index -
                                 Excess Return


     Royal Bank of Canada is offering the Buffered Bullish Enhanced Return Notes (the "Notes") linked to the performance of the underlying index named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated November 12, 2008 describe terms that will apply generally to the Notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the notes described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

Issuer:                    Royal Bank of Canada ("Royal Bank")

Issue:                     Senior Global Medium-Term Notes, Series C

Underwriter:               RBC Capital Markets Corporation ("RBCCM")

Underlying Index:          S&P GSCI(TM) Crude Oil Index - Excess Return (the
                           "Index")

Bloomberg Ticker:          SPGCCLP

Currency:                  U.S. Dollars

Minimum Investment:        $1,000, and $1,000 increments in excess thereof (the
                           "Principal Amount")

Pricing Date:              December 19, 2008

Issuance Date:             December 24, 2008

Initial Index Level:       491.95

Leverage Factor:           150% (subject to a cap)

Maximum Redemption         63.75% multiplied by the Principal Amount
Amount:

Cap:                       42.50% multiplied by the Initial Index Level

CUSIP:                     78008GWR9

Observation Dates:         The Final Valuation Date

Automatic Call:            Inapplicable

                           Automatic Call:          If, on any Observation Date,
                                                    the closing level of the
                                                    Index is greater than the
                                                    Call Barrier Level, then the
                                                    notes will be automatically
                                                    called for a cash payment
                                                    per note equal to the Call
                                                    Payment Amount, payable on
                                                    the Call Settlement Date.
                                                    (We refer to the day upon
                                                    which the Automatic Call
                                                    occurred as the "Call
                                                    Date".)

                           Call Payment Amount:     Principal Amount +
                                                    (Principal Amount x Call
                                                    Coupon)

                           Call Monitoring Period:  Not Applicable

                           Call Barrier Level:      The Initial Index Level

                           Call Settlement Date:    The third business day after
                                                    the Call Date or, if the
                                                    Call Date is the Final
                                                    Valuation Date, the Maturity
                                                    Date subject to postponement
                                                    as described under "General
                                                    Terms of the Bullish
                                                    Buffered Enhanced Return
                                                    Notes - Maturity Date."

Payment at Maturity (if    Payment at maturity will be based on the performance
held to maturity):         of the Index and will be calculated in the following
                           manner:

                           If, at maturity, the Final Index Level is greater than the Initial Index Level, then the investor will receive an amount equal to the lesser of:

                                1.  Principal Amount + ( Principal Amount x
                                    Leverage Factor x Percentage Change); and
                                2.  Maximum Redemption Amount

                           If the Final Index Level is less than or equal to the Initial Index Level, but not less than 85% of the Initial Index Level (the "Buffer Level"), in which case the Percentage Change will be less than 0% but not less than -15%, then, at maturity, the investor will receive their Principal Amount only.

                           If the Final Index Level is less than the Initial Index Level by more than -15% (the Final Index Level is less than 85% of the Initial Index Level), in which case the Percentage Change will be less than -15%, then, at maturity, the investor will receive a cash payment equal to:

                           Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:         The Percentage Change, expressed as a percentage,
                           is calculated using the following formula:

                                Final Index Level - Initial Index Level
                                ---------------------------------------
                                           Initial Index Level

Final Valuation Date:      December 20, 2010, subject to extension for market
                           and other disruptions

Maturity Date:             December 23, 2010, subject to extension for market
                           and other disruptions

Term:                      Two (2) Years

Final Index Level:         The closing level of the Index on the Final
                           Valuation Date

Buffer:                    Unleveraged Buffer

Downside Multiplier:       Inapplicable

Buffer Percentage:         15%

Buffer Level:              418.16 (85% of  the Initial Index Level)

Principal at Risk:         These Notes are NOT 100% principally protected.
                           Investors in these Notes may lose a substantial portion of their Principal Amount at maturity if there is a decrease in the Index Level from the Pricing Date to the Final Valuation Date.

U.S. Tax Treatment:        The United States federal income tax consequences of
                           your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described in the following sentence. By purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the notes as a prepaid cash-settled derivative contract for U.S.
                           federal income tax purposes.

Secondary Market:          RBC Capital Markets Corporation (or one of its
                           affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Settlement Date. The amount that investors may receive upon sale of their Notes prior to maturity may be less than the principal amount of their notes.

Listing: The notes will not be listed on any securities exchange or quotation system.

Clearance and              DTC global (including through its indirect
Settlement:                participants Euroclear and Clearstream, Luxembourg as
                           described under "Description of Debt Securities --
                           Ownership and Book-Entry Issuance" in the accompanying prospectus).

Terms Incorporated in      All of the terms appearing above the item captioned
the Master Note:           "Secondary Market" on the cover page of this pricing
                           supplement and the terms appearing under the caption
                           "General Terms of the Bullish Buffered Enhanced
                           Return Notes" in the product prospectus supplement, as modified by this pricing supplement, with respect to the Bullish Buffered Enhanced Return Notes dated
                           November 12, 2008.


Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated November 12, 2008.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $712,000
Underwriting discounts and commission.................................................     0%               $0.00
Proceeds to Royal Bank................................................................     100%             $712,000


The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is 100%. The price of the notes included a profit of $24.70 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The total hedging profits of Royal Bank Canada was $24.70 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated November 12, 2008, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated November 12, 2008, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated November 12, 2008:
http://www.sec.gov/Archives/edgar/data/1000275/000121465908002450/
a111180424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                                  Risk Factors

The Index is a rolling index. The Index is composed of a futures contract on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Index, as the exchange-traded futures contract that comprises the Index approaches expiration, it is replaced by a contract that has a later expiration. This process is referred to as "rolling". If the market for this contract is (putting aside other considerations) in "backwardation", where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive "roll yield". Instead, this market may trade in "contango." Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative "roll yield". There is no indication that this market will consistently be in contango or that there will be a negative roll yield in future performance. The "roll yields" could affect the level of the Index and the value of the Notes.

The Notes include the risk of a concentrated position in one commodity. The exchange-traded physical commodity underlying the futures contract included in the Index is linked only to crude oil. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a single industry. Accordingly, a decline in value in crude oil would adversely affect the performance of the Index. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. These or similar changes could result in a decrease in the level of the Index and hence in the value of the Notes.

The Notes are linked to the S&P GSCITM Crude Oil Index--Excess Return, not the S&P GSCITM Crude Oil Index--Total Return. The Notes are linked to the S&P GSCITM Crude Oil Index--Excess Return, not the S&P GSCITM Crude Oil Index--Total Return. The S&P GSCITM Crude Oil Index--Excess Return reflects returns that are potentially available through an unleveraged investment in the Index Component. By comparison, the S&P GSCI TM Crude Oil Index--Total Return is a total return index which, in addition to reflecting the same returns of the S&P GSCI TM Crude Oil Index--Excess Return, also reflects interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to the S&P GSCI TM Crude Oil Index--Excess Return and not the S&P GSCI TM Crude Oil Index--Total Return, the return from an investment in the Notes will not reflect this total return feature.

                              Hypothetical Returns

The examples set out below are included for illustration purposes only. The levels of the Underlying Index used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Index Level and Final Index Level (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate principal amount of $1,000, a Buffer Amount of 15% of the Initial Index Level, a Leverage Factor of 150%, a Maximum Redemption Amount of 40% and that no extraordinary event has occurred.

Example 1--    Calculation of the payment at maturity where the Underlying Index is greater than its Initial Index Level and the Percentage Change is less than the Maximum Redemption Amount.
               Percentage Change:       20%
               Payment at Maturity      $1,000 + ($1,000 x 20% x 150%) = $1,000
                                        + $300 = $1,300
               On a $1,000 investment, a 20% percentage change results in a payment at maturity of $1,300, a 30% return on the Notes.

Example 2--    Calculation of the payment at maturity where the Underlying Index is greater than its Initial Index Level and the Percentage Change is greater than the Maximum Redemption Amount.
               Percentage Change:       30%
               Payment at Maturity      $1,000 + ($1,000 x 30% x 150%) = $1,000
                                        + $450 = $1,450; however, the Maximum
                                        Redemption Amount on the Note is $1,400
                                        and therefore will be limited to the
                                        Maximum Redemption Amount..
               On a $1,000 investment, a 30% percentage change results in a payment at maturity of $1,400, a 40% return on the Notes.

Example 3--    Calculation of the payment at maturity where the Underlying Index is less than or equal to its Initial Index Level but not less than the Buffer Percentage.
               Percentage Change:       -10%
               Payment at Maturity      $1,000 + ($1,000 x -10%) = $1,000 - $100
                                        = $900; however, since the Final Index
                                        Level is less than the Initial Index
                                        Level BUT not less than the Buffer
                                        Percentage, the Payment at maturity will equal the Principal Amount
               On a $1,000 investment, a -10% percentage change results in a payment at maturity of $1,000, a 0% return on the Notes.

Example 4--    Calculation of the payment at maturity where the Underlying Index is less than the Buffer Percentage.
               Percentage Change:       -25%
               Payment at Maturity      $1,000 + [$1,000 (-25% + 15%)] = $1,000
                                        - $100 = $900
               On a $1,000 investment, a -25% percentage change results in a payment at maturity of $900, a -10% return on the Notes.

                   Information Regarding the Underlying Index


All disclosure contained in this term sheet regarding the S&P GSCI(TM) Commodity Index and the Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's" or "S&P"). Royal Bank and RBCCM have not independently verified and make no representation as to the accuracy or completeness of such information. None of Royal Bank, the Calculation Agent nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The S&P GSCI(TM) Commodity Indices

The Index (Bloomberg, L.P. symbol "SPGCCLP <Index>") is a sub-index of the S&P GSCI(TM) Commodity Index (the "S&P GSCI"), which is determined and published by Standard and Poor's ("S&P"). The S&P GSCI is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The S&P GSCI is also designed as a "tradable" index that is readily accessible to market participants. To achieve these objectives, the S&P GSCI is calculated primarily on a world production-weighted basis and comprises physical commodities that are actively traded in liquid futures markets.

The Goldman Sachs Group first began publishing the S&P GSCI, of which the Index is a sub-index, in 1991. In addition, although the S&P GSCI was not published prior to that time, Goldman Sachs calculated the historical value of the S&P GSCI and related indices beginning on January 2, 1970, based on actual prices from that date forward and the selection criteria, methodology and procedures in effect during the applicable periods of calculation (or, in the case of all calculation periods prior to 1991, based on the selection criteria, methodology and procedures adopted in 1991). The S&P GSCI was normalized to a value of 100 on January 2, 1970, in order to permit comparisons of the value of the GSCI to be made over time. S&P acquired the indices in February 2007.

S&P GSCI Methodology

The S&P GSCI Index Methodology is divided into five substantive sections: (1) the selection criteria for inclusion of contracts in the S&P GSCI; (2) the methodology for determining the weight of each such contract; (3) the methodology for determining the contract expirations of each contract included in the S&P GSCI; (4) the methodology for determining the normalizing constant used in calculating the value of the S&P GSCI; and (5) the methodology for calculating the value of the S&P GSCI. Together, these elements determine the value of the S&P GSCI on any given day, which is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time.

S&P GSCI Index Committee

The S&P GSCI Index Committee (the "Committee") oversees the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the sub-indices, including the Index. The Committee is comprised of three full-time professional members of S&P's staff and two members of the Goldman Sachs Group. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

S&P has established an Index Advisory Panel (the "Panel") to assist it in connection with the operation of the S&P GSCI. The Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Panel acts solely in an advisory and consultative capacity and does not make any decisions with respect to the composition, calculation and operation of the S&P GSCI.

Contract Eligibility Requirements

To be eligible for inclusion in the S&P GSCI, a commodity futures contract (a "Contract") must:

    (i) be based on a physical commodity and may not be based on a financial commodity;
    (ii) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;
    (ii) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;
    (iv)  be denominated in U.S. dollars;
    (v) be traded on or through a trading facility that has its principal place of business in a country that is a member of the Organization for Economic Cooperation and Development that:
          (a) makes price quotations generally available to its members in a manner that provides reasonably reliable indications of the level of the particular market at any given point in time;
          (b) makes reliable trading information available to S&P so that S&P can make monthly determinations
          (c) accepts bids and offers from multiple participants or price providers; and
          (d) is accessible to a sufficiently broad range of participants;
    (vi) include a reference or benchmark price that has been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, S&P, in consultation with the Committee, may determine that a shorter time period is sufficient or that historical Reference Prices for such Contract may be derived from Reference Price for a similar or related Contract;
    (vii) include a Reference Price for such Contract which must be published between 10:00 AM and 4:00 PM in New York City, on each business day on which the relevant trading facility (the "Facility") is open and trades in the Contract.
    (viii)have available volume data for at least three months immediately preceding the date on which the determination is made;
    (ix) be traded over a sufficient time period on each day so as to sufficiently support the tradability of the S&P GSCI taken as a whole; and
    (x) satisfy volume trading requirements and certain percentage dollar weight requirements.


Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW (as defined below) and the appropriate "roll weight," divided by the total dollar weight of the S&P GSCI on the preceding day, minus one.

The total dollar weight of the S&P GSCI is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate "roll weights" (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or
(iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

Because the S&P GSCI is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, in consultation with the Panel, provided that each such contract must be an "active contract." An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI.

The S&P GSCI--Excess Return

The S&P GSCI--Excess Return (the "S&P GSCI--ER") is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCI--ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCI(TM) , the composition of which, on any given day, reflects the contract production weight ("CPW") and "roll weights" of the contracts included in the S&P GSCI.

The value of the S&P GSCI--ER on any given day is equal to the product of (i) the value of the S&P GSCI--ER on the immediately preceding day multiplied by
(ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCI--ER is indexed to a normalized value of 100 on January 2, 1970.

Standard & Poor's calculates and publishes the value of the S&P GSCI--ER and the Index, continuously on each business day, with such values updated every several minutes. Standard & Poor's publishes an official daily settlement price for the Index on each business day between 4:00 PM and 6:00 PM in New York City.

The S&P GSCI Crude Oil Index--Excess Return

As presently constituted, the only contract in the S&P GSCI(TM) used to calculate the Index is the WTI crude oil futures contract (the "Index Component") traded on the New York Mercantile Exchange, which takes into account the trading volume of the New York Mercantile Exchange WTI crude contract. The WTI crude oil futures contract included in the Index changes each month because the contract included in the Index at any given time is currently required to be the WTI crude oil futures contract traded on the New York Mercantile Exchange with the closest expiration date (the "front-month contract"). The front-month contract expires each month on the third business day prior to the 25th calendar day of the month. The Index incorporates a methodology for rolling into the contract with the next closest expiration date (the "next-month contract") each month. The Index gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the Index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the Index.

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P does not make any representation or warranty, express or implied, to the owners of Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI or the Index to track general commodity market performance. S&P's only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI, which indices are determined, composed and calculated by S&P without regard to Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCI or the Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI OR THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI OR THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI OR THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P GSCI (and the S&P GSCI(TM) Crude Oil Index--Excess Return) is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

Historical Information

The graph below sets forth the historical performance of the Index. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing level of the Index. The information provided in this table is for the four calendar quarters of 2005, 2006, 2007, the first, second and third quarter of 2008, as well as for the period from October 1, 2008 through December 19, 2008.

We obtained the information regarding the historical performance of the Index in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in any return in addition to your initial investment.

               S&P GSCI Crude Oil Index - Excess Return (SPGCCLP)
                                (Dec-98 - Dec-07)
                                 [CHART OMITTED]



                                              High Intra-Day           Low Intra-Day            Mid-Line Level
   Period-Start           Period-End           Level of the             Level of the           of the Reference
       Date                  Date             Reference Asset         Reference Asset               Asset
       ----                  ----             ---------------         ---------------               -----
     1/1/2005             3/31/2005              1156.807                 874.1246                 1115.334
     4/1/2005             6/30/2005              1152.9821                924.3841                 1049.7
     7/1/2005             9/30/2005              1256.308                1044.601                  1178.87
    10/1/2005            12/30/2005              1165.166                 995.3702                 1058.479

     1/1/2006             3/31/2006              1175.308                1000.537                  1091.962
     4/1/2006             6/30/2006              1207.343                1078.604                  1150.833
     7/1/2006             9/29/2006              1204.545                 895.0938                  929.981
    10/1/2006            12/29/2006               902.1895                816.4962                  837.8484

     1/1/2007             3/31/2007               853.064                 697.7788                  850.9969
     4/1/2007             6/30/2007               851.9013                760.139                   841.7037
     7/1/2007             9/30/2007              1000.47                  823.0434                  985.743
    10/1/2007            12/31/2007              1207.236                 953.7872                 1180.7791

     1/1/2008             3/31/2008              1362.433                1074.859                  1267.7111
     4/1/2008             6/30/2008              1754.793                1260.223                  1752.165
     7/1/2008             9/30/2008              1612.98                 1276.63                   1251.873
    10/1/2008            12/19/2008              1225.626                 483.936                   491.9493


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about December 24, 2008, which is the third business day following the pricing date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.


                                    $712,000

                                   [RBC LOGO]


                              Royal Bank of Canada

                     Buffered Bullish Enhanced Return Notes

             Linked to the S&P GSCI(TM) Crude Oil Index - Excess Return



                                December 19, 2008